UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2006

Xenomics, Inc.
(Exact name of registrant as specified in its charter)

Florida	04-3721895
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1701
New York, New York 10170
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Xenomics, Inc. (the “Company”) and Frederick Larcombe have entered into an employment agreement dated March 27, 2006 pursuant to which Mr. Larcombe will serve as Chief Financial Officer of the Company. The employment agreement is for a term of one year which will automatically be renewed for successive one year periods until either party provides the other with written notice of their intent not to renew. Mr. Larcombe will be paid an annual salary of $140,000 and is eligible for a cash bonus of up to 20% of base annual salary. Mr. Larcombe received a grant of 200,000 incentive stock options with an exercise price of $1.88 per share which vest in equal amounts over a period of three years beginning March 27, 2007. The employment agreement contains a provision pursuant to which all of the unvested stock options will vest and the exercise period of such options shall be extended to the later of the longest period permitted by the Company’s stock option plans or ten years following the termination dated in the event there is a change in control of the Company and Mr. Larcombe is terminated by the Company within two years after the change in control or by Mr. Larcombe for Good Reason (as defined in the employment agreement). The stock options have been granted subject to stockholder approval of an increase in the number of shares available for grant under the Company's stock option plan.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

10.1 Employment Agreement dated March 27, 2006 between Xenomics, Inc. and Frederick Larcombe.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2006

XENOMICS, INC.

By:	/s/ L. David Tomei

L. David Tomei Chief Executive Officer

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